Filed pursuant to Rule 424(b)(3)
Registration No. 333-235863

PROSPECTUS

$6,800,000,000

Fox Corporation

Offer to Exchange

$750,000,000 3.666% Senior Notes due 2022

that have been registered under the Securities Act of 1933

for any and all outstanding 3.666% Senior Notes due 2022

(CUSIP Nos. 35137L AA3 / U3461L AA4),

$1,250,000,000 4.030% Senior Notes due 2024

that have been registered under the Securities Act of 1933

for any and all outstanding 4.030% Senior Notes due 2024

(CUSIP Nos. 35137L AB1 / U3461L AB2),

$2,000,000,000 4.709% Senior Notes due 2029

that have been registered under the Securities Act of 1933

for any and all outstanding 4.709% Senior Notes due 2029

(CUSIP Nos. 35137L AC9 / U3461L AC0),

$1,250,000,000 5.476% Senior Notes due 2039

that have been registered under the Securities Act of 1933

for any and all outstanding 5.476% Senior Notes due 2039

(CUSIP Nos. 35137L AD7 / U3461L AD8)

and

$1,550,000,000 5.576% Senior Notes due 2049

that have been registered under the Securities Act of 1933

for any and all outstanding 5.576% Senior Notes due 2049

(CUSIP Nos. 35137L AE5 / U3461L AE6)

This exchange offer will expire at 5:00 p.m., New York City time,

                 on March 30, 2020, unless extended.

We are offering to exchange Fox Corporation’s 3.666% Senior Notes due 2022 (the “2022 exchange notes”), 4.030% Senior Notes due 2024 (the “2024 exchange notes”), 4.709% Senior Notes due 2029 (the “2029 exchange notes”), 5.476% Senior Notes due 2039 (the “2039 exchange notes”) and 5.576% Senior Notes due 2049 (the “2049 exchange notes” and together with the 2022 exchange notes, the 2024 exchange notes, the 2029 exchange notes and the 2039 exchange notes, the “exchange notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of Fox Corporation’s 3.666% Senior Notes due 2022 (CUSIP Nos. 35137L AA3 / U3461L AA4) (the “outstanding 2022 notes”), 4.030% Senior Notes due 2024 (CUSIP Nos. 35137L AB1 / U3461L AB2) (the “outstanding 2024 notes”), 4.709% Senior Notes due 2029 (CUSIP Nos. 35137L AC9 / U3461L AC0) (the “outstanding 2029 notes”), 5.476% Senior Notes due 2039 (CUSIP Nos. 35137L AD7 / U3461L AD8) (the “outstanding 2039 notes”) and 5.576% Senior Notes due 2049 (CUSIP Nos. 35137L AE5 / U3461L AE6), respectively, issued on January 25, 2019 (the “outstanding 2049 notes” and, together with the outstanding 2022 notes, the outstanding 2024 notes, the outstanding 2029 notes and the outstanding 2039 notes, the “outstanding notes”). The outstanding 2022 notes together with the 2022 exchange notes are referred to as the “2022 notes,” the outstanding 2024 notes together with the 2024 exchange notes are referred to as the “2024 notes,” the outstanding 2029 notes together with the 2029 exchange notes are referred to as the “2029 notes,” the outstanding 2039 notes together with the 2039 exchange notes are referred to as the “2039 notes,” and the outstanding 2049 notes together with the 2049 exchange notes are referred to as the “2049 notes”. The term “notes” refers to both the outstanding notes and the exchange notes. We refer to the offer to exchange the exchange notes for the outstanding notes as the “exchange offer” in this prospectus.

The Exchange Notes:

•

The terms of the registered exchange notes to be issued in the exchange offer are substantially identical to the terms of the outstanding notes, except that the transfer restrictions, restrictive legends, registration rights and additional interest provisions relating to the outstanding notes will not apply to the exchange notes.

•	We are offering the exchange notes pursuant to a registration rights agreement that we entered into in connection with the issuance of the outstanding notes.

•

The 2022 exchange notes will bear interest at an annual rate of 3.666%, the 2024 exchange notes will bear interest at an annual rate of 4.030%, the 2029 exchange notes will bear interest at an annual rate of 4.709%, the 2039 exchange notes will bear interest at an annual rate of 5.476%, and the 2049 exchange notes will bear interest at an annual rate of 5.576%, in each case, payable semi-annually in arrears on January 25 and July 25 of each year.

Material Terms of the Exchange Offer:

•	THE EXCHANGE OFFER EXPIRES AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 30, 2020, UNLESS EXTENDED.

•	Upon expiration of the exchange offer, all outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of the exchange notes.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•

The exchange offer is not subject to any minimum aggregate tender condition, but is subject to customary conditions. You may tender outstanding notes for exchange in whole or in part in any integral multiple of $1,000, subject to a minimum exchange of $2,000.

•	The exchange of the exchange notes for outstanding notes will not be a taxable exchange for U.S. federal income tax purposes.

•

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such exchange notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

•	There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or quotation system.

See “Risk Factors” on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated March 2, 2020

We have not authorized anyone to provide you with any information or to make representations other than those contained or incorporated by reference in this prospectus. We take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. We are not making an offer to sell or soliciting an offer to buy any securities other than the securities described in this prospectus. We are not making an offer to sell or soliciting an offer to buy any of these securities in any state or jurisdiction where the offer is not permitted or in any circumstances in which such offer or solicitation is unlawful.

You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission (“SEC”). The SEC maintains a website that contains reports, proxy and information statements and other information filed electronically with the SEC, which is available at http://www.sec.gov. Unless specifically listed below, the information contained on the SEC website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

We make available free of charge through our internet website at http://www.foxcorporation.com our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after we electronically file with, or furnish to, the SEC. Any information available on or through our website is not part of this prospectus, except to the extent it is expressly incorporated by reference herein as set forth under “Incorporation by Reference” below.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide without charge to each person to whom a copy of this prospectus

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has been delivered, who makes a written or oral request, a copy of this information and any and all of the documents referred to herein, including the registration rights agreement and the Indenture, dated as of January 25, 2019, by and between the Company and The Bank of New York Mellon, as Trustee (the “Indenture”), which are summarized in this prospectus, by request directed to:

Fox Corporation

1211 Avenue of the Americas

New York, New York 10036

Attention: Investor Relations

(212) 852-7000

In order to ensure timely delivery, you must make such request no later than five business days before the expiration of the exchange offer.

INCORPORATION BY REFERENCE

We “incorporate by reference” in this prospectus the following documents that we have previously filed with the SEC. This means that we are disclosing important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus and information previously filed with the SEC:

•	our annual report on Form 10-K for the fiscal year ended June 30, 2019 (our “2019 10-K”);

•	the sections of our Definitive Proxy Statement on Schedule 14A for our 2019 Annual Meeting of Stockholders filed with the SEC on September 23, 2019 that are incorporated by reference in our 2019 10-K;

•	our quarterly report on Form 10-Q for the quarter ended September 30, 2019 (our “Q1 2020 10-Q”); and

•	our current reports on Form 8-K, filed with the SEC on August 5, 2019, November 6, 2019 (excluding the furnished information included therein), November 14, 2019 and November 20, 2019.

We also incorporate by reference each of the documents that we file with the SEC (excluding those filings made under Item 2.02 or 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit, or other information furnished to the SEC) under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after the date of the initial registration statement and prior to effectiveness of the registration statement and on or after the date of this prospectus and prior to the completion of the exchange offer. Any statements made in such documents will automatically update and supersede the information contained in this prospectus, and any statements made in this prospectus update and supersede the information contained in past SEC filings incorporated by reference into this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference herein, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical or current fact are “forward-looking statements” for purposes of federal and state securities laws, including any statements regarding (i) future earnings, revenues or other measures of the Company’s financial performance; (ii) the Company’s plans, strategies and objectives for future operations; (iii) proposed new programming or other offerings; (iv) future economic conditions or performance; (v) estimated annual recurring costs relating to FOX operating as a standalone, publicly traded company; and (vi) assumptions underlying any of the foregoing. Forward-looking statements may include, among others, the words “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook” or any other similar words.

Although the Company’s management believes that the expectations reflected in any of the Company’s forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any forward-looking statements. The Company’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed or incorporated by reference in our filings with the SEC. Important factors that could cause the Company’s actual results, performance and achievements to differ materially from those estimates or projections contained in the Company’s forward-looking statements include, but are not limited to, government regulation, economic, strategic, political and social conditions and the following factors:

•

recent and future changes in technology, including alternative methods for the delivery and storage of digital content, and in consumer behavior, including changes in when, where and how they consume content;

•

changes in the Company’s strategies and initiatives and the acceptance thereof by consumers, distributors of the Company’s content, affiliates, advertisers and other parties with which the Company does business;

•	the highly competitive nature of the industry in which the Company’s businesses operate;

•

declines in advertising expenditures due to various factors such as the economic prospects of advertisers or the economy in general, technological developments and changes in consumer behavior, and shifts in advertisers’ spending toward digital and mobile offerings and away from more traditional media;

•	the loss of affiliation or carriage agreements or arrangements where the Company makes its content available for viewing through online video platforms;

•

the popularity of the Company’s content, including special sports events, and the continued popularity of the sports franchises, leagues and teams for which the Company has acquired programming rights;

•	the Company’s ability to renew programming rights, particularly sports programming rights, on sufficiently favorable terms;

•	damage to the Company’s brands or reputation;

•	the inability to realize the anticipated benefits of the Company’s strategic investments and acquisitions;

•

a degradation, failure or misuse of the Company’s network and information systems and other technology relied on by the Company that causes a disruption of services or improper disclosure of personal data or other confidential information;

•	content piracy and signal theft and the Company’s ability to protect its intellectual property rights;

•	the loss of key personnel;

•	the effect of labor disputes, including labor disputes involving professional sports leagues whose games or events the Company has the right to broadcast;

•	changes in tax, federal communications or other laws, regulations, practices or the interpretations thereof;

•

the impact of any investigations or fines from governmental authorities, including Federal Communications Commission (“FCC”) rules and policies and FCC decisions regarding revocation, renewal or grant of station licenses;

•	the failure or destruction of satellites or transmitter facilities the Company depends on to distribute its programming;

•	lower than expected valuations associated with one of the Company’s reporting units, indefinite-lived intangible assets, investments or long-lived assets;

•	changes in generally accepted accounting principles or other applicable accounting standards and policies;

•

the Company’s very limited operating history as a standalone, publicly traded company and the risk that the Company is unable to make, on a timely or cost-effective basis, the changes necessary to operate effectively as a standalone, publicly traded company;

•

increased costs in connection with the Company operating as a standalone, publicly traded company following the Distribution (as defined below) and the loss of synergies the Company enjoyed from operating as part of 21CF (as defined below);

•	the Company’s reliance on 21CF to provide the Company various services during a transition period under the transition services agreement entered into in connection with the Separation (as defined below) and the Distribution, including broadcast operations, sports production, information and technology, and other services, and the risks that 21CF does not properly provide the services under this agreement or that the Company is unable to provide or obtain such services following the transition period (or during the transition period, if 21CF does not properly provide them in a timely and cost effective manner);

•	the Company’s ability to secure additional capital on acceptable terms;

•

the impact of any payments the Company is required to make or liabilities it is required to assume under the Separation Agreement (as defined below) and the indemnification arrangements entered into in connection with the Separation and the Distribution; and

•	the other risks and uncertainties detailed in Item 1A. “Risk Factors” in our 2019 10-K and our Q1 2020 10-Q and in “Risk Factors” in this prospectus.

Forward-looking statements in this prospectus speak only as of the date hereof, and forward-looking statements in documents that are incorporated by reference herein speak only as of the date of those documents. The Company does not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or to conform such statements to actual results or changes in our expectations, except as required by law.

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PROSPECTUS SUMMARY

This summary highlights some of the information contained or incorporated by reference in this prospectus. This summary may not contain all of the information that may be important to you. You should read the entire prospectus and the documents incorporated by reference in this prospectus before making an investment decision. References in this prospectus to “we,” “us,” “our,” “FOX” and the “Company” refer to Fox Corporation and its consolidated subsidiaries, unless otherwise stated or the context otherwise requires.

Fox Corporation

Fox Corporation, a Delaware corporation, is a news, sports and entertainment company, which manages and reports its businesses in the following segments:

•

Cable Network Programming, which principally consists of the production and licensing of news and sports content distributed primarily through traditional cable television systems, direct broadcast satellite operators and telecommunication companies (“traditional MVPDs”) and online multi-channel video programming distributors (“digital MVPDs”), primarily in the U.S.

•

Television, which principally consists of the acquisition, marketing and distribution of broadcast network programming nationally under the FOX brand and the operation of 28 full power broadcast television stations, including 11 duopolies, in the U.S. Of these stations, 17 are affiliated with the FOX Network, 10 are affiliated with MyNetworkTV, and one is an independent station.

•

Other, Corporate and Eliminations, which principally consists of corporate overhead costs, intracompany eliminations, the FOX Studios lot and Credible Labs Inc. (“Credible”). The FOX Studios lot, located in Los Angeles, California, provides television and film production services along with office space, studio operation services and includes all operations of the facility and Credible is a U.S. consumer finance marketplace.

FOX became a standalone publicly traded company on March 19, 2019, when Twenty-First Century Fox, Inc. (now known as TFCF Corporation) (“21CF”) distributed, on a pro rata basis, all the issued and outstanding common stock of the Company to 21CF stockholders (the “Distribution”). Following the Distribution, the Company’s class A common stock, par value $0.01 per share (the “class A common stock”) and class B common stock, par value $0.01 per share (the “class B common stock” and, together with the class A common stock, the “common stock”) began trading independently on The Nasdaq Global Select Market. We refer to the foregoing as the “Transaction”.

In connection with the Transaction, the Company was formed with a focused portfolio of domestic media assets in live news and sports and original entertainment programming, including leading brands FOX News Media, FOX Sports, FOX Entertainment and FOX Television Stations. The remaining 21CF assets were acquired by The Walt Disney Company (“Disney”) through a series of transactions contemplated by the amended and restated merger agreement among 21CF, Disney and certain Disney subsidiaries, pursuant to which 21CF became a wholly-owned subsidiary of Disney.

In connection with the Distribution, the Company entered into the Separation and Distribution Agreement, dated as of March 19, 2019 (the “Separation Agreement”), with 21CF, which effected the internal restructuring (the “Separation”) whereby 21CF transferred to FOX a portfolio of 21CF’s news, sports and broadcast businesses, including FOX News Media (consisting of FOX News and FOX Business), FOX Entertainment, FOX Sports, FOX Television Stations, and sports cable networks FS1, FS2, FOX Deportes and Big Ten Network, and certain other assets, and FOX assumed from 21CF the liabilities associated with such businesses and certain other liabilities.

The Company’s fiscal year ends on June 30 of each year. The Company was incorporated in 2018 under the laws of the State of Delaware. At December 31, 2019, the Company had approximately 8,000 full-time employees. The Company’s principal executive offices are located at 1211 Avenue of the Americas, New York, New York 10036 and its telephone number is (212) 852-7000.

The Exchange Offer

The summary below describes the principal terms of the exchange offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. The sections of this prospectus entitled “The Exchange Offer” and “Description of the Notes” contain a more detailed description of the terms and conditions of the exchange offer and the notes.

The Exchange Offer

Up to $750 million aggregate principal amount of 2022 exchange notes, up to $1,250 million aggregate principal amount of 2024 exchange notes, up to $2,000 million aggregate principal amount of 2029 exchange notes, up to $1,250 million aggregate principal amount of 2039 exchange notes and up to $1,550 million aggregate principal amount of 2049 exchange notes, each such series registered under the Securities Act, are being offered in exchange for the same principal amount of outstanding notes of the applicable series. The terms of the exchange notes and the outstanding notes are substantially identical, except that the provisions for transfer restrictions, restrictive legends, registration rights and rights to increased interest in addition to the stated interest rate on the outstanding notes (“Additional Interest”) applicable to the outstanding notes will not apply to the exchange notes. You may tender outstanding notes for exchange in whole or in part in any integral multiple of $1,000, subject to a minimum exchange of $2,000. We are undertaking the exchange offer in order to satisfy our obligations under the registration rights agreement relating to the outstanding notes. For a description of the procedures for tendering the outstanding notes, see “The Exchange Offer—How to Tender Outstanding Notes for Exchange.”

In order to exchange your outstanding notes for exchange notes, you must properly tender them before the expiration of the exchange offer. Upon expiration of the exchange offer, your rights under the registration rights agreement pertaining to the outstanding notes will terminate, except under limited circumstances.

Expiration Time

The exchange offer will expire at 5:00 p.m., New York City time, on March 30, 2020, unless the exchange offer is extended, in which case the expiration time will be the latest date and time to which the exchange offer is extended. See “The Exchange Offer—Terms of the Exchange Offer; Expiration Time.”

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions (see “The Exchange Offer—Conditions to the Exchange Offer”), some of which we may waive in our sole discretion. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange.

How to Tender Outstanding Notes for Exchange

You may tender your outstanding notes through book-entry transfer in accordance with The Depository Trust Company’s (“DTC”) Automated Tender Offer Program, known as ATOP. If you wish to accept the exchange offer, you must:

•  complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in the letter of transmittal, and mail or otherwise deliver prior to the expiration time the letter of transmittal, together with your outstanding notes, to the exchange agent at the address set forth under “The Exchange Offer—The Exchange Agent”; or

•  arrange for DTC to transmit to the exchange agent certain required information, including an agent’s message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, and transfer the outstanding notes being tendered into the exchange agent’s account at DTC.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes and time will not permit your required documents to reach the exchange agent by the expiration time, or the procedures for book-entry transfer cannot be completed by the expiration time, you may tender your outstanding notes according to the guaranteed delivery procedures described in “The Exchange Offer—Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners

If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. See “The Exchange Offer—How to Tender Outstanding Notes for Exchange.”

Withdrawal of Tenders

You may withdraw your tender of outstanding notes at any time prior to the expiration time by delivering a written notice of withdrawal to the exchange agent in conformity with the procedures discussed under “The Exchange Offer—Withdrawal Rights.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes

Upon consummation of the exchange offer, we will accept any and all outstanding notes that are properly tendered in the exchange offer and not validly withdrawn prior to the expiration time. The exchange notes issued pursuant to the exchange offer will be delivered promptly upon expiration of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer; Expiration Time.”

Registration Rights Agreement	We are making the exchange offer pursuant to the registration rights agreement that we entered into on January 25, 2019 with the initial purchasers of the outstanding notes. As a result of making and consummating this exchange offer, we will have fulfilled our obligations under the registration rights agreement with respect to the registration of securities, subject to certain limited exceptions. If you do not tender your outstanding notes in the exchange offer, you will not have any further registration rights under the registration rights agreement or otherwise unless you were not eligible to participate in the exchange offer or do not receive freely tradable exchange notes in the exchange offer.

Resales of Exchange Notes

We believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act; provided that:

• you are not an “affiliate” of ours;
• the exchange notes you receive pursuant to the exchange offer are being acquired in the ordinary course of your business;
• you have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer;
• if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the exchange notes issued in the exchange offer; and

•  if you are a broker-dealer, you will receive the exchange notes for your own account, the outstanding notes were acquired by you as a result of market-making or other trading activities, and you will deliver a prospectus when you resell or transfer any exchange notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

If you do not meet these requirements, your resale of the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties. The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

See “The Exchange Offer—Consequences of Exchanging Outstanding Notes.”
Consequences of Failure to Exchange Your Outstanding Notes

If you do not exchange your outstanding notes for exchange notes in the exchange offer, your outstanding notes will continue to be subject to the restrictions on transfer provided in the legend on the outstanding notes and in the Indenture governing the notes. In general, the outstanding notes may not be offered or sold unless registered or sold in a transaction exempt from registration under the Securities Act and applicable state securities laws. Accordingly, the trading market for your untendered outstanding notes could be adversely affected.

Exchange Agent	The exchange agent for the exchange offer is The Bank of New York Mellon. For additional information, see “The Exchange Offer—The Exchange Agent” and the accompanying letter of transmittal.
Certain Federal Income Tax Considerations

The exchange of your outstanding notes for exchange notes will not be a taxable exchange for United States federal income tax purposes. You should consult your own tax advisor as to the tax consequences to you of the exchange offer, as well as to the tax consequences of the ownership and disposition of the exchange notes. For additional information, see “Material U.S. Federal Income Tax Considerations.”

Summary of the Terms of the Exchange Notes

The terms of the exchange notes are substantially identical to the outstanding notes, except that the provisions for transfer restrictions, restrictive legends, registration rights and Additional Interest applicable to the outstanding notes will not apply to the exchange notes. The following is a summary of the principal terms of the exchange notes. A more detailed description is contained in the section “Description of the Notes” in this prospectus.

Issuer	Fox Corporation
Securities Offered

$750,000,000 aggregate principal amount of 3.666% Senior Notes due 2022; $1,250,000,000 aggregate principal amount of 4.030% Senior Notes due 2024; $2,000,000,000 aggregate principal amount of 4.709% Senior Notes due 2029; $1,250,000,000 aggregate principal amount of 5.476% Senior Notes due 2039; $1,550,000,000 aggregate principal amount of 5.576% Senior Notes due 2049.

Maturity Date

The 2022 exchange notes will mature on January 25, 2022, the 2024 exchange notes will mature on January 25, 2024, the 2029 exchange notes will mature on January 25, 2029, the 2039 exchange notes will mature on January 25, 2039, and the 2049 exchange notes will mature on January 25, 2049.

Interest

Interest on the exchange notes will be paid semi-annually in arrears on January 25 and July 25 of each year at the rate of (i) 3.666% per year, in the case of the 2022 notes, (ii) 4.030% per year, in the case of the 2024 notes, (iii) 4.709% per year, in the case of the 2029 notes, (iv) 5.476% per year, in the case of the 2039 notes, and (v) 5.576% per year, in the case of the 2049 notes.

Holders whose outstanding notes are exchanged for exchange notes will not receive a payment in respect of interest accrued but unpaid on such outstanding notes from the most recent interest payment date up to but excluding the settlement date of the exchange offer. Instead, interest on the exchange notes received in exchange for such outstanding notes will (i) accrue from the last date on which interest was paid on such outstanding notes and (ii) accrue at the same rate as and be payable on the same dates as interest was payable on such outstanding notes. However, if any interest payment occurs prior to the settlement date of the exchange offer on any outstanding notes already tendered for exchange in the exchange offer, the holder of such outstanding notes will be entitled to receive such interest payment.

Guarantees

No subsidiaries of the Company will initially guarantee the exchange notes. Following the issue date of the exchange notes, subsidiaries of the Company will guarantee the exchange notes on a senior unsecured basis to the extent that the conditions set forth under “Description of the Notes—Certain Covenants—Guarantees by Subsidiaries” are satisfied.

Ranking

The exchange notes will be the Company’s unsecured, unsubordinated debt obligations and will rank equally in right of payment with all of the Company’s existing and future senior indebtedness from time to time outstanding, including the Revolving Credit Agreement (as defined below). The exchange notes will be structurally subordinated in right of payment to all existing and future indebtedness, liabilities and other obligations of the Company’s existing and future subsidiaries that do not guarantee the notes. The exchange notes will be effectively subordinated to any existing and future secured indebtedness of the Company to the extent of the value of the assets securing such secured indebtedness. The exchange notes will be senior in right of payment to any existing or future subordinated indebtedness of the Company.

Optional Redemption	The Company may, at its option, redeem at any time any series of the exchange notes in whole, or from time to time in part, in each case, at a redemption price equal to the greater of:
• 100% of the principal amount of the exchange notes being redeemed; and

•  the sum of the present values of the remaining scheduled payments of principal and interest thereon to the applicable par call date (as defined below in “Description of the Notes—Optional Redemption”) for the exchange notes being redeemed (not including, in each case, any portion of such payments of interest accrued as of the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below in “Description of the Notes—Optional Redemption”), plus 20 basis points for the 2022 exchange notes, 25 basis points for the 2024 exchange notes, 30 basis points for the 2029 exchange notes, 40 basis points for the 2039 exchange notes, and 40 basis points for the 2049 exchange notes; plus, in each case, accrued and unpaid interest on the principal amount of such exchange notes to be redeemed to, but not including, the applicable redemption date.

In addition, at any time on or after (i) December 25, 2023 (one month prior to the maturity date of the 2024 exchange notes) with respect to the 2024 exchange notes, (ii) October 25, 2028 (three months prior to the maturity date of the 2029 exchange notes) with respect to the 2029 exchange notes, (iii) July 25, 2038 (six months prior to the maturity date of the 2039 exchange notes) with respect to the 2039 exchange notes, and (iv) July 25, 2048 (six months prior to the maturity date of the 2049 exchange notes) with respect to the 2049 exchange notes, the Company may redeem some or all of the applicable series of notes at its option, at a redemption price equal to 100% of the principal amount of the applicable exchange notes being redeemed, plus, in each case, accrued and unpaid interest on the principal amount of such exchange notes to be redeemed to, but not including, the applicable redemption date.
Repurchase at the Option of Holders Upon a Change of Control Triggering Event

If we experience a “change of control triggering event” (as defined herein), the Company will be required, unless it has exercised its right to redeem the notes or have defeased or discharged the exchange notes as described in the Indenture, to offer to purchase the exchange notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the date of repurchase.

Certain Covenants

The Indenture governing the exchange notes, among other things, limits the ability of the Company to, among other things, merge, consolidate or sell all or substantially all of its assets. The Indenture also limits the ability of the Company and its subsidiaries to, among other things, create, incur or assume liens on assets.

These covenants are subject to important exceptions and qualifications. See “Description of the Notes—Certain Covenants.”
Denomination and Form

The Company will issue the exchange notes in the form of one or more fully registered global notes registered in the name of a nominee of DTC. Beneficial interests in the exchange notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus, owners of beneficial interests in the exchange notes will not be entitled to have exchange notes registered in their names, will not receive or be entitled to receive exchange notes in definitive form and will not be considered holders of notes under the Indenture. The exchange notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes offered by this prospectus.

Risk Factors	Investment in the exchange notes involves certain risks. You should carefully consider the information under “Risk Factors” on page 10 of this prospectus and all other information included and incorporated by reference in this prospectus before investing in the exchange notes.

RISK FACTORS

You should carefully consider the risks described below as well as the other information included or incorporated by reference in this prospectus, before making an investment decision. In particular, you should carefully consider the risks, uncertainties and assumptions discussed under “Risk Factors” in our 2019 10-K and our Q1 2020 10-Q. If any of the events described in the risk factors included or incorporated herein by reference occur, our business, financial condition, operating results and prospects could be materially adversely affected, which in turn could adversely affect our ability to pay interest and/or principal on the exchange notes and the value of an investment in our securities.

Risk Relating to the Exchange Offer

You may have difficulty selling any outstanding notes that you do not exchange.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to hold outstanding notes subject to restrictions on their transfer. Those transfer restrictions are described in the Indenture governing the outstanding notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under an exemption from the registration requirements of the Securities Act.

In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not currently intend to register the outstanding notes under the Securities Act or any state securities laws. If a substantial amount of the outstanding notes is exchanged for a like amount of the exchange notes issued in the exchange offer, the liquidity of your outstanding notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes” for a discussion of additional consequences of failing to exchange your outstanding notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive outstanding notes in like original principal amount. All outstanding notes received in the exchange offer will be cancelled. Because we are exchanging the exchange notes for the outstanding notes, which have substantially identical terms, the issuance of the exchange notes will not result in any increase in our indebtedness. The exchange offer is intended to satisfy our obligations under the registration rights agreement executed in connection with the sale of the outstanding notes.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

This exchange offer is being made pursuant to the registration rights agreement we entered into with the initial purchasers of the outstanding notes on January 25, 2019. The summary of the registration rights agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the registration rights agreement. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offer; Expiration Time

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Subject to the terms and conditions in this prospectus and the letter of transmittal, we will accept for exchange outstanding notes that are validly tendered at or before the expiration time and are not validly withdrawn as permitted below. The expiration time for the exchange offer is 5:00 p.m., New York City time, on March 30, 2020, or such later date and time to which we, in our sole discretion, extend the exchange offer.

We expressly reserve the right, in our sole discretion:

•	to extend the expiration time;

•	if any of the conditions set forth below under “—Conditions to the Exchange Offer” has not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; and

•	to amend the exchange offer in any manner.

We will give notice of any extension, non-acceptance, termination or amendment as promptly as practicable by public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us, upon expiration of the exchange offer, unless validly withdrawn.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

How to Tender Outstanding Notes for Exchange

Only a record holder of outstanding notes may tender in the exchange offer. When the holder of outstanding notes tenders and we accept outstanding notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who desires to tender outstanding notes for exchange must, at or prior to the expiration time:

•

transmit a properly completed and duly executed letter of transmittal, the outstanding notes being tendered and all other documents required by such letter of transmittal, to The Bank of New York Mellon, the exchange agent, at the address set forth below under the heading “—The Exchange Agent”; or

•

if outstanding notes are tendered pursuant to the book-entry procedures set forth below, an agent’s message must be transmitted by DTC to the exchange agent at the address set forth below under the heading “—The Exchange Agent,” and the exchange agent must receive, at or prior to the expiration time, a confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent’s account at DTC, along with the agent’s message; or

•

if time will not permit the required documentation to reach the exchange agent before the expiration time, or the procedures for book-entry transfer cannot be completed by the expiration time, the holder may effect a tender by complying with the guaranteed delivery procedures described below.

The term “agent’s message” means a message that:

•	is transmitted by DTC;

•	is received by the exchange agent and forms a part of a book-entry transfer;

•

states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by, and makes each of the representations and warranties contained in, the letter of transmittal; and

•	states that we may enforce the letter of transmittal against such holder.

The method of delivery of the outstanding notes, the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us.

Signatures on a letter of transmittal must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

•	by a holder of outstanding notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•

for the account of an eligible institution. The term “eligible institution” means an institution that is a member in good standing of a Medallion Signature Guarantee Program recognized by the exchange agent, for example, the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Signature Program. An eligible institution includes firms that are members of a registered national securities exchange, members of the National Association of Securities Dealers, Inc., commercial banks or trust companies having an office in the United States or certain other eligible guarantors.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If outstanding notes are registered in the name of a person other than the person who signed the letter of transmittal, the outstanding notes tendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the registered holder’s signature guaranteed by an eligible institution.

We will determine in our sole discretion all questions as to the validity, form and eligibility (including time of receipt) of outstanding notes tendered for exchange and all other required documents. We reserve the absolute right to:

•	reject any and all tenders of any outstanding note not validly tendered;

•	refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful;

•	waive any defects or irregularities or conditions of the exchange offer; and

•	determine the eligibility of any holder who seeks to tender outstanding notes in the exchange offer.

Our determinations under, and of the terms and conditions of, the exchange offer, including the letter of transmittal and the instructions to it, or as to any questions with respect to the tender of any outstanding notes, will be final and binding on all parties. To the extent we waive any conditions to the exchange offer, we will waive such conditions as to all outstanding notes. Holders must cure any defects and irregularities in connection with tenders of outstanding notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of us incur any liability for failure to give such notification.

If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf.

WE MAKE NO RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING NOTES IN THE EXCHANGE OFFER. IN ADDITION, WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITIONS AND REQUIREMENTS.

Book-Entry Transfers

Any financial institution that is a participant in DTC’s system must make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s Automated Tender Offer Program, known as ATOP. Such participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message. The letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under “—The Exchange Agent” at or prior to the expiration time of the exchange offer, or the holder must comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If a holder of outstanding notes desires to tender such outstanding notes and the holder’s outstanding notes are not immediately available, or time will not permit such holder’s outstanding notes or other required documents to reach the exchange agent before the expiration time, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•

at or prior to the expiration time, the exchange agent receives from an eligible institution a validly completed and executed notice of guaranteed delivery, substantially in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the outstanding notes being tendered and the amount of the outstanding notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent’s message and any other documents required by the letter of transmittal, will be transmitted to the exchange agent; and

•

the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent’s message and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery must be received prior to the expiration time.

Withdrawal Rights

You may withdraw tenders of your outstanding notes at any time prior to the expiration time.

For a withdrawal to be effective, a written notice of withdrawal, by facsimile or by mail, must be received by the exchange agent, at the address set forth below under “—The Exchange Agent,” prior to the expiration time. Any such notice of withdrawal must:

•	specify the name of the person having tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes;

•

where outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC; and

•

bear the signature of the holder in the same manner as the original signature on the letter of transmittal, if any, by which such outstanding notes were tendered, with such signature guaranteed by an eligible institution, unless such holder is an eligible institution.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered outstanding notes validly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn notes may be re-tendered by following one of the procedures described under “—How to Tender Outstanding Notes for Exchange” above at any time at or prior to the expiration time.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

All of the conditions to the exchange offer must be satisfied or waived at or prior to the expiration of the exchange offer. Promptly following the expiration of the exchange offer we will accept for exchange all outstanding notes validly tendered and not validly withdrawn as of such date. Promptly following the expiration of the exchange offer, we will issue exchange notes for all validly tendered outstanding notes. For purposes of the exchange offer, we will be deemed to have accepted validly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “—Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

For each outstanding note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered outstanding note. Holders whose outstanding notes are exchanged for exchange notes will not receive a payment in respect of interest accrued but unpaid on such outstanding notes from the most recent interest payment date up to but excluding the settlement date of the exchange offer. Instead, interest on the exchange notes received in exchange for such outstanding notes will (i) accrue from the last date on which interest was paid on such outstanding notes and (ii) accrue at the same rate as and be payable on the same dates as interest was payable on such outstanding notes. Accordingly, registered holders of exchange notes that are outstanding on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date through which interest has been paid on the outstanding notes. However, if any interest payment occurs prior to the settlement date of the exchange offer on any outstanding notes already tendered for exchange in the exchange offer, the holder of such outstanding notes will be entitled to receive such interest payment. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer.

If we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged outstanding notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged outstanding notes will be credited to an account maintained with DTC. We will return the outstanding notes or have them credited to DTC promptly after the withdrawal, rejection of tender or termination of the exchange offer, as applicable.

Conditions to the Exchange Offer

The exchange offer is not conditioned upon the tender of any minimum aggregate principal amount of outstanding notes. You may tender outstanding notes for exchange in whole or in part in any integral multiple of $1,000, subject to a minimum exchange of $2,000. Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer, by oral (promptly confirmed in writing) or written notice to the exchange agent or by a timely press release, if at any time before the expiration of the exchange offer, any of the following conditions exist:

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency challenging the exchange offer or that could reasonably be expected to prohibit or materially impair our ability to proceed with the exchange offer;

•

any stop order is threatened or in effect with respect to either (1) the registration statement of which this prospectus forms a part or (2) the qualification of the Indenture governing the notes under the Trust Indenture Act of 1939, as amended; or

•

any law, rule or regulation is enacted, adopted, proposed or interpreted that could reasonably be expected to prohibit or impair our ability to proceed with the exchange offer or to materially impair the ability of holders generally to receive freely tradable exchange notes in the exchange offer. See “—Consequences of Failure to Exchange Outstanding Notes.”

Accounting Treatment

For accounting purposes, we will not recognize a gain or loss upon the issuance of the exchange notes for outstanding notes.

Fees and Expenses

We will not make any payment to brokers, dealers, or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred in connection with the exchange offer, including:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	our accounting and legal fees;

•	printing fees; and

•	related fees and expenses.

Transfer Taxes

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of or exemption from these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

The Exchange Agent

We have appointed The Bank of New York Mellon as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of its addresses set forth below. Questions and requests for assistance with respect to the procedures for tendering or withdrawing tenders of outstanding notes, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should also be directed to the exchange agent at its address below:

The Bank of New York Mellon, as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations—Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, NY 13057

Attn: Joseph Felicia

Tel: 315-414-3349

Fax: 732-667-9408

Email Address: CT_REORG_UNIT_INQUIRIES@BNYMELLON.COM

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above will not constitute a valid delivery.

Consequences of Failure to Exchange Outstanding Notes

Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the Indenture governing the notes and the legend contained on the outstanding notes regarding the transfer restrictions of the outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register under the Securities Act or under any state securities laws the outstanding notes that are not tendered in the exchange offer or that are tendered in the exchange offer but are not accepted for exchange.

Holders of the exchange notes and any outstanding notes that remain outstanding after consummation of the exchange offer will vote together as a single series for purposes of determining whether holders of the requisite percentage of the series have taken certain actions or exercised certain rights under the Indenture.

Consequences of Exchanging Outstanding Notes

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the exchange notes issued in the exchange offer may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. However, based on interpretations of the staff of the SEC, as set forth in a series of no-action letters issued to third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by holders of those exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	the holder is not an “affiliate” of ours within the meaning of Rule 405 promulgated under the Securities Act;

•	the exchange notes issued in the exchange offer are acquired in the ordinary course of the holder’s business;

•

neither the holder, nor, to the actual knowledge of such holder, any other person receiving exchange notes from such holder, has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer;

•	if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes; and

•	if such a holder is a broker-dealer, such broker-dealer will receive the exchange notes for its own account in exchange for outstanding notes and that:

•	such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

•

it will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of exchange notes issued in the exchange offer, and will comply with the applicable provisions of the Securities Act with respect to resale of any exchange notes. (In no-action letters issued to third parties, the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of outstanding notes) by delivery of the prospectus relating to the exchange offer). See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Each holder participating in the exchange offer will be required to furnish us with a written representation in the letter of transmittal that they meet each of these conditions and agree to these terms.

However, because the SEC has not considered the exchange offer for our outstanding notes in the context of a no-action letter, we cannot guarantee that the staff of the SEC would make similar determinations with respect to this exchange offer. If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

Any holder that is an affiliate of ours or that tenders outstanding notes in the exchange offer for the purpose of participating in a distribution:

•

may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and be identified as an underwriter in the prospectus.

The exchange notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the exchange notes. We currently do not intend to register or qualify the sale of the exchange notes in any state where we would not otherwise be required to qualify.

Filing of Shelf Registration Statements

Under the registration rights agreement we agreed that, among other things, in certain limited circumstances specified in the registration rights agreement, we will (1) file with the SEC a shelf registration statement to cover resales of the notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement and (2) file the shelf registration statement with the SEC as promptly as practicable after such filing obligation arises and use our reasonable best efforts to cause the shelf registration statement to be declared effective by the SEC as soon as practicable.

If the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of outstanding notes during the periods specified in the registration rights agreement, then we will pay Additional Interest to each holder of affected outstanding notes on the terms provided in the registration rights agreement.

Holders of notes will be required to deliver certain information to be used in connection with the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding Additional Interest set forth above. By acquiring outstanding notes, a holder will be deemed to have agreed to indemnify us against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from us.

Although we intend, if required, to file the shelf registration statement, we cannot assure you that the shelf registration statement will be filed or, if filed, that it will become or remain effective.

The foregoing description is a summary of certain provisions of the registration rights agreement. It does not restate the registration rights agreement in its entirety. We urge you to read the registration rights agreement, which is an exhibit to the registration statement of which this prospectus forms a part and can also be obtained from us. See “Where You Can Find More Information.”

DESCRIPTION OF THE NOTES

The following contains a description of the particular terms of the (i) 3.666% Senior Notes due 2022 (the “2022 Exchange Notes”), (ii) 4.030% Senior Notes due 2024 (the “2024 Exchange Notes”), (iii) 4.709% Senior Notes due 2029 (the “2029 Exchange Notes”), (iv) 5.476% Senior Notes due 2039 (the “2039 Exchange Notes”) and (v) 5.576% Senior Notes due 2049 (the “2049 Exchange Notes” and, together with the 2022 Exchange Notes, the 2024 Exchange Notes, the 2029 Exchange Notes and the 2039 Exchange Notes, the “Exchange Notes”), which are being exchanged (the “Exchange Offer”) for the Company’s outstanding (i) 3.666% Senior Notes due 2022 (the “Outstanding 2022 Notes”), (ii) 4.030% Senior Notes due 2024 (the “Outstanding 2024 Notes”), (iii) 4.709% Senior Notes due 2029 (the “Outstanding 2029 Notes”), (iv) 5.476% Senior Notes due 2039 (the “Outstanding 2039 Notes”), and (v) 5.576% Senior Notes due 2049 (the “Outstanding 2049 Notes” and, collectively with the Outstanding 2022 Notes, the Outstanding 2024 Notes, the Outstanding 2029 Notes, and the Outstanding 2039 Notes, the “Outstanding Notes”), respectively. The Outstanding 2022 Notes together with the 2022 Exchange Notes are referred to as the “2022 Notes,” the Outstanding 2024 Notes together with the 2024 Exchange Notes are referred to as the “2024 Notes,” the Outstanding 2029 Notes together with the 2029 Exchange Notes are referred to as the “2029 Notes,” the Outstanding 2039 Notes together with the 2039 Exchange Notes are referred to as the “2039 Notes,” and the Outstanding 2049 Notes together with the 2049 Exchange Notes are referred to as the “2049 Notes”. The term “Notes” refers to both the Outstanding Notes and the Exchange Notes. In this Description of the Notes, all references to “we,” “us” or “our” and the “Company” are to Fox Corporation only (the “Issuer”) and not to its subsidiaries.

The Issuer will issue the Exchange Notes under (x) a base indenture, dated as of January 25, 2019 (the “Base Indenture”), between the Issuer and The Bank of New York Mellon, as trustee (the “Trustee”) and (y) an officer’s certificate dated as of January 25, 2019 (the “Officer’s Certificate”). The Officer’s Certificate sets forth certain specific terms applicable to the Exchange Notes. References in this Description of the Notes to the “Indenture” shall mean the Base Indenture and the Officer’s Certificate, unless the context otherwise requires. This description is intended to be an overview of the material provisions of the Indenture and the Notes. This summary is not complete and is qualified in its entirety by reference to the Indenture. You should carefully read the summary below before investing in the Notes.

Principal, Maturity and Interest

The Issuer will issue up to (i) $750,000,000 of the 2022 Exchange Notes, (ii) $1,250,000,000 of the 2024 Exchange Notes, (iii) $2,000,000,000 of the 2029 Exchange Notes, (iv) $1,250,000,000 of the 2039 Exchange Notes, and (v) $1,550,000,000 of the 2049 Exchange Notes in the Exchange Offer. The (i) 2022 Exchange Notes will mature on January 25, 2022, (ii) 2024 Exchange Notes will mature on January 25, 2024, (iii) 2029 Exchange Notes will mature on January 25, 2029, (iv) 2039 Exchange Notes will mature on January 25, 2039, and (v) 2049 Exchange Notes will mature on January 25, 2049.

The (i) 2022 Exchange Notes will bear interest at the rate of 3.666% per annum, (ii) 2024 Exchange Notes will bear interest at the rate of 4.030% per annum, (iii) 2029 Exchange Notes will bear interest at the rate of 4.709% per annum, (iv) 2039 Exchange Notes will bear interest at the rate of 5.476% per annum, and (v) 2049 Exchange Notes will bear interest at the rate of 5.576% per annum, each computed on the basis of a 360-day year of twelve 30-day months. Interest will be payable on each series of Notes twice a year on January 25 and July 25, beginning on July 25, 2019. Interest payable on any Note that is punctually paid or duly provided for on any interest payment date shall be paid to the person in whose name such Note is registered at the close of business on January 10 and July 10, as the case may be, preceding such interest payment date. Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid or duly provided for, from the date it was most recently paid or duly provided for.

The Issuer may issue additional Notes of any series, from time to time after this offering under the Indenture (any such Notes, “Additional Notes”). The Notes and any Additional Notes subsequently issued under the

Indenture will be treated as a single class of the applicable series of Notes for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of the Notes” include any Additional Notes of the applicable series that are actually issued.

The Exchange Notes will be issued only in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will be represented by global notes (the “Global Securities”) registered in the name of the nominee of The Depository Trust Company (“DTC”).

Ranking

The Notes will be:

•	unsecured senior obligations of the Issuer;

•	equal in right of payment to any existing or future senior indebtedness of the Issuer, including the Issuer’s revolving credit facility;

•	senior in right of payment to any existing or future subordinated indebtedness of the Issuer;

•	effectively subordinated to any secured indebtedness of the Issuer to the extent of the value of the assets securing such secured indebtedness; and

•	structurally subordinated to all existing or future indebtedness, liabilities and other obligations of the Issuer’s existing and future Subsidiaries.

Optional Redemption

Each series of Notes is redeemable, as a whole or in part, at the Issuer’s option, at any time or from time to time, upon notice to the registered address of each holder of such series of Notes at least 10 days but not more than 60 days prior to the redemption. Except as provided below, the redemption price will be equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as hereinafter defined) on such Notes discounted to the date of redemption, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the applicable Treasury Rate (as hereinafter defined) plus (i) 20 basis points for the 2022 Notes, (ii) 25 basis points for the 2024 Notes, (iii) 30 basis points for the 2029 Notes, (iv) 40 basis points for the 2039 Notes, and (v) 40 basis points for the 2049 Notes. In each case accrued and unpaid interest will be paid to, but not including, the date of redemption. All calculations thereunder shall be made by the Issuer.

On and after (i) December 25, 2023 (one month prior to the maturity date of the 2024 Notes), in the case of the 2024 Notes, (ii) October 25, 2028 (three months prior to the maturity date of the 2029 Notes), in the case of the 2029 Notes, (iii) July 25, 2038 (six months prior to the maturity date of the 2039 Notes), in the case of the 2039 Notes, and (iv) July 25, 2048 (six months prior to the maturity date of the 2049 Notes), in the case of the 2049 Notes (in each case, the “par call date”), any series of the Notes are redeemable at the Issuer’s option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the principal amount of such Notes being redeemed to, but not including, such redemption date.

On and after the redemption date, interest will cease to accrue on the Notes being redeemed (unless the Issuer defaults in the payment of the redemption price and accrued interest). On or before the redemption date, the Issuer will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on that date. If less than all of the Notes of any series are to be redeemed, the Notes to be redeemed shall be selected in accordance with the procedures of DTC.

No Notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail, or delivered electronically if held by DTC in accordance with DTC’s customary procedures, at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of one or more series of Notes or a satisfaction and discharge of the Indenture with respect to one or more series of Notes. Notice of any redemption of Notes may, at the Issuer’s discretion, be subject to one or more conditions precedent. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was delivered) as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed, or such notice may be rescinded at any time in the Issuer’s discretion if in the Issuer’s good faith judgment any or all of such conditions will not be satisfied. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of its obligations with respect to such redemption may be performed by another person.

Change of Control Triggering Event

Within 60 Business Days after the occurrence of a Change of Control Triggering Event (as herein defined), the Issuer will be required to make an offer to purchase each series of Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes of each such series, plus accrued and unpaid interest, if any, to the date of repurchase. The offer (a “Change of Control Offer”) shall be made not later than the 60th Business Day after the Change of Control Triggering Event.

The Issuer shall commence a Change of Control Offer by delivering a notice to each holder of the Notes stating: (i) that the Change of Control Offer is being made pursuant to a covenant in the Indenture and that all Notes validly tendered will be accepted for payment; (ii) the purchase price and the purchase date (which shall be not less than 30 days nor more than 60 days from the date such notice is delivered) (the “Change of Control Payment Date”); (iii) that any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (iv) that holders electing to have Notes purchased pursuant to the Change of Control Offer will be required to surrender the Notes to the paying agent at the address specified in the notice prior to the close of business on the Change of Control Payment Date; (v) that holders will be entitled to withdraw their tender of Notes on the terms and conditions set forth in such notice which will allow any holder to withdraw Notes if they notify the Trustee prior to the Change of Control Payment Date; and (vi) that holders who elect to require that only a portion of the Notes held by them be repurchased by the Issuer will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered. No Notes will be purchased from any holder of Notes who does not tender any Notes pursuant to the Change of Control Offer.

The notice will, if mailed (or delivered electronically) prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date. In addition, if such Change of Control Offer is subject to satisfaction of such condition that the Change of Control Triggering Event occur on or prior to the applicable Change of Control Payment Date, such notice shall state that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time (including more than 60 days after the date the notice of the Change of Control Offer was delivered) as such condition shall be satisfied or waived, or such Change of Control Offer may not occur and such notice may be rescinded in the event that such condition shall not have been satisfied by the Change of Control Payment Date, or by the Change of Control Payment Date so delayed, or such notice may be rescinded at any time in the Issuer’s discretion if in the Issuer’s good faith judgment such condition will not be satisfied.

On the Change of Control Payment Date, the Issuer shall (i) accept for payment tendered Notes or portions thereof pursuant to the Change of Control Offer, (ii) deposit with the paying agent cash in same-day funds sufficient to pay the purchase price of Notes or portions thereof so accepted and (iii) deliver, or cause to be delivered, to the Trustee Notes so accepted. The paying agent shall promptly make available to the holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and make available for delivery to such holders a new Note of the same series equal in principal amount to any unpurchased portion of Notes surrendered. The Issuer will publicly announce the results of the Change of Control Offer as soon as practicable after the Change of Control Payment Date. For purposes of this covenant, the Trustee shall act as the paying agent.

The Issuer will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such third party purchases all Notes properly tendered and not withdrawn under its offer.

The Issuer and its Subsidiaries will comply with the appropriate provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including Rule 14e-1, in the event of a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Issuer will be required to comply with such securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict and compliance. The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of Issuer and, thus, the removal of incumbent management.

The Issuer’s ability to repurchase the Notes upon a Change of Control Triggering Event will depend upon the availability of cash sufficient to pay the purchase price and upon the terms of the then existing debt and other agreements of the Issuer, including the credit agreement governing the Issuer’s revolving credit facility (the “Revolving Credit Agreement”). If a Change of Control were to occur, there can be no assurance that the Issuer, as applicable, would have funds sufficient to pay the Change of Control purchase price for all of the Notes that might be delivered by holders seeking to exercise the purchase right. In addition, the Revolving Credit Agreement and any other debt agreements to which the Issuer and certain of its affiliates are or may become party to could restrict the ability of the Issuer to repurchase the Notes upon a Change of Control. The ability of the Issuer to repurchase the Notes upon a Change of Control will depend upon the principal amount of the Notes required to be repurchased, the limitations imposed by the covenants (whether contained in the Revolving Credit Agreement or otherwise) then in effect and, if required, the consent by the lenders under applicable debt agreements.

Certain Covenants

Merger, Consolidation and Sale of Assets

The Indenture provides that the Issuer will not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

•

the Issuer is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is an entity organized or existing under the laws of the jurisdiction of organization of the Issuer or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

•

the Successor Company, if other than the Issuer, shall expressly assume all the obligations of the Issuer pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory in form to the Trustee;

•

immediately after giving effect to the transaction described above, no Event of Default under the Indenture, and no event which, after notice or lapse of time or both would become an Event of Default under the Indenture, shall have occurred and be continuing; and

•	the Trustee shall have received the officer’s certificate and opinion of counsel called for by the Indenture.

In the case of any such merger, consolidation, sale, assignment, transfer, lease, conveyance or other disposition in which the Issuer is not the continuing entity and upon execution and delivery by the Successor Company of the supplemental indenture described above, such Successor Company shall succeed to, and be substituted for the Issuer and may exercise every right and power of the Issuer under the Indenture with the same effect as if such Successor Company had been named as the Issuer therein, and the Issuer shall be automatically released and discharged from all obligations and covenants under the Indenture and the Notes issued under that Indenture.

Guarantees by Subsidiaries

Following the Issue Date, to the extent that any Subsidiary of the Issuer (each, a “Subsidiary Guarantor”) issues any guarantee of any Public Debt in excess of $100.0 million and such Subsidiary Guarantor is not thereafter released from such guarantee within ten Business Days from the date of such issuance, then the Indenture will require that such Subsidiary Guarantor guarantee the Notes (each, a “Subsidiary Guarantee”) on a pari passu basis if such Public Debt is senior indebtedness and on a senior basis if such Public Debt is subordinated indebtedness.

Limitation on Liens

None of the Issuer or any Subsidiary will create, assume, incur or suffer to exist any Lien on or with respect to any of its Applicable Properties to secure Indebtedness unless contemporaneously therewith or prior thereto the Notes are equally and ratably secured for so long as such other Indebtedness shall be so secured, except for Permitted Encumbrances.

Reports

The Issuer, pursuant to Section 314(a) of the Trust Indenture Act of 1939 (the “Trust Indenture Act”) shall, so long as the Notes of any series are outstanding, file with the Trustee such information, documents and other reports as may be required to comply with the provisions of TIA § 314(a), provided that (i) any failure of the Issuer to comply with this provision shall not constitute a Default or an Event of Default and (ii) only the Trustee may institute a legal proceeding against the Issuer to enforce such delivery obligation.

Notwithstanding the foregoing, to the extent the Issuer files the information and reports referred to in the preceding paragraph with the SEC and such information is publicly available on the internet, the Issuer shall be deemed to be in compliance with its obligations to furnish such information to the Trustee.

Amendment, Supplement and Waiver

The Indenture permits the Issuer and the Trustee, with the consent of the holders of at least a majority in principal amount of the outstanding Notes of each series issued under the Indenture and affected by a modification or amendment, to modify or amend any of the provisions of the Indenture or of the Notes of the applicable series or the rights of the holders of the Notes of that series under the Indenture. However, no such modification or amendment shall, among other things:

•

change the stated maturity of the principal of, or installment of interest, if any, on, any Notes, or reduce the principal amount thereof or the interest thereon or any premium payable upon redemption thereof;

•	change the currency in which the principal of (and premium, if any) or interest on such Notes are denominated or payable;

•

adversely affect the right of repayment or repurchase, if any, at the option of the holder after such obligation arises, impair the right of any holder to receive payment of principal or interest, or reduce the amount of, or postpone the date fixed for, any payment under any sinking fund or amend the contractual right expressly set forth in the Indenture or the Notes to institute suit for the enforcement of any payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage of holders whose consent is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or certain defaults; or

•	modify the provisions that require holder consent to modify or amend the Indenture or that permit holders to waive compliance with certain provisions of the Indenture or certain defaults;

without in each case obtaining the consent of the holder of each outstanding Note issued under the indenture affected by the modification or amendment.

The Indenture also contains provisions permitting the Issuer and the Trustee, without the consent of the holders of any Notes issued under the Indenture, to modify or amend the Indenture, among other things:

•

to evidence the succession of another entity to the Issuer under the Indenture and the assumption by such successor of the covenants of the Issuer in compliance with the requirements set forth in the Indenture;

•	to add to the covenants for the benefit of the holders or to surrender any right or power herein conferred upon the Issuer;

•	to add any additional Events of Default;

•

to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no outstanding Notes of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision and as to which such supplemental indenture would apply;

•	to secure the Notes;

•

to supplement any of the provisions of the Indenture to such extent necessary to permit or facilitate the defeasance and discharge of the Notes, provided that any such action does not adversely affect the interests of the holders of the Notes in any material respect;

•

to evidence and provide for the acceptance of appointment hereunder by a successor trustee and to add to or change any of the provisions of the Indenture necessary to provide for or facilitate the administration of the trusts by more than one trustee;

•

to cure any ambiguity, omission, defect or inconsistency or to correct or supplement any provision in the Indenture which may be defective or which may be inconsistent with any other provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture;

•

to change any place or places where the principal of and premium, if any, and interest, if any, on the Notes shall be payable, the Notes may be surrendered for registration or transfer, the Notes may be surrendered for exchange, and notices and demands to or upon the Issuer may be served;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

•	to conform the text of the Indenture or the Notes to any provision of the section regarding the description of the Notes contained in this prospectus;

•

to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of holders to transfer Notes; or

•

to add additional guarantees or additional guarantors in respect of all or any securities under the Indenture, and to evidence the release and discharge of guarantors from its obligations under its guarantee of any or all securities and its obligations under the Indenture in respect of any or all securities in accordance with the terms of the Indenture.

The holders of a majority in aggregate principal amount of the outstanding Notes of any series may waive the compliance of the Issuer with the provisions described above under “—Certain Covenants,” “—Change of Control Triggering Event” and other covenants in the Indenture with respect to such series. The holders of a majority in aggregate principal amount of the outstanding Notes of any series may, on behalf of all holders of Notes of that series, waive any past default under the Indenture with respect to Notes of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on Notes of that series, or a default in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding Notes of the affected series.

Events of Default

An “Event of Default” with respect to the Notes of any series is defined in the Indenture as being:

(1)	default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes of such series;

(2)	default for 30 days or more in the payment when due of interest on or with respect to the Notes of such series;

(3)

default in the performance, or breach, of any covenant of the Issuer in the Indenture, and continuance of such default or breach for a period of 90 days after there has been given written notice by the Trustee or the holders of at least 25% in principal amount of the outstanding Notes (with a copy to the Trustee) specifying such default or breach and requiring it to be remedied;

(4)

the Issuer, pursuant to or within the meaning of any Bankruptcy Law: (i) commences proceedings to be adjudicated bankrupt or insolvent; (ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law; (iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property; (iv) makes a general assignment for the benefit of its creditors; or (v) generally is not paying its debts as they become due; and

(5)

a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Issuer in an involuntary case or proceeding; (ii) appoints a trustee, receiver, liquidator, custodian or other similar official of the Issuer or any substantial part of the property of the Issuer; or (iii) orders the liquidation of the Issuer; and, in each case in this clause (5), the order or decree remains unstayed and in effect for 90 consecutive days.

No Event of Default with respect to any particular series of Notes necessarily constitutes an Event of Default with respect to any other series of Notes. The Indenture provides that, within 90 days after the occurrence of any default with respect to the Notes of any series, the Trustee will mail to all holders of the Notes of that series notice of that default. Except in the case of a default relating to the payment of principal, premium, if any, or interest on Notes of any series, the Trustee may withhold from the holders notice of any continuing default if and so long as a committee of its responsible officers in good faith determines that withholding the notice is in the interests of the holders of the Notes. The Trustee shall not be deemed to know of any default unless a responsible officer of the Trustee has actual knowledge thereof or unless written notice of any event which is such a default is received by the Trustee at the corporate trust office of the Trustee.

The Indenture provides that if any Event of Default (other than an Event of Default specified in clauses (4) or (5) of the second preceding paragraph with respect to the Issuer) occurs and is continuing under the Indenture, the Trustee or the holders of at least 25% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal and interest shall be due and payable immediately. The Trustee shall have no obligation to accelerate the Notes if and so long as a committee of its responsible officers in good faith determines acceleration is not in the best interest of the holders of the Notes. Notwithstanding the foregoing, in the case of an Event of Default arising under clauses (4) or (5) with respect to the Issuer, all outstanding Notes shall be due and payable immediately without further action or notice. The holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

Subject to the provisions of the Trust Indenture Act requiring the Trustee, during the continuance of an Event of Default under the Indenture, to act with the requisite standard of care, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Notes of any series unless those holders have offered the Trustee indemnity reasonably satisfactory to the Trustee against the costs, fees and expenses and liabilities which might be incurred in compliance with such request or direction. Subject to the foregoing, holders of a majority in principal amount of the outstanding Notes of any series issued under the Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture with respect to that series. The Indenture requires the annual filing by the Issuer with the Trustee of a certificate which states whether or not the Issuer is in default under the terms of the Indenture.

No holder of any Notes of any series shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

•	such holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes of such series;

•	the holders of not less than 25% in principal amount of the total outstanding Notes of such series shall have requested the Trustee to pursue the remedy;

•	holders have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense incurred in compliance with such request;

•	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

•	holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Notwithstanding any other provision of the Indenture, the right of any holder of a Note to receive payment of principal, premium, if any, and interest on such Note, on or after the respective due dates expressed in the Note, or the contractual right expressly set forth in the Indenture or the Notes to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such holder.

Discharge and Defeasance

The Issuer may discharge certain obligations under the Indenture to holders of the Notes of a series that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the Trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness including the principal, premium, if any, and interest to the date of such deposit (if the Notes of that series have become due and payable) or to the maturity thereof or the redemption date of the Notes of that series, as the case may be.

The Indenture provides that the Issuer may elect either (1) to defease and be discharged from any and all obligations with respect to the Notes of a series (except for, among other things, obligations to register the transfer or exchange of the Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency with respect to the Notes and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from its obligations to comply with the restrictive covenants under the Indenture, and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the Notes of a series and clause (3) under “—Events of Default” will no longer be applied (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by the Issuer with the Trustee, in trust, of an amount in U.S. dollars, or U.S. government obligations, or both, applicable to the Notes of that series which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal or premium, if any, and interest on the Notes on the scheduled due dates therefor.

If the Issuer effects covenant defeasance with respect to the Notes of any series, the amount in U.S. dollars, or U.S. government obligations, or both, on deposit with the Trustee will be sufficient to pay amounts due on the Notes of that series at the time of the stated maturity but may not be sufficient to pay amounts due on the Notes of that series at the time of the acceleration resulting from such Event of Default. However, the Issuer would remain liable to make payment of such amounts due at the time of acceleration.

In the case of either legal defeasance or covenant defeasance of the Notes of a series, the Issuer will be required to deliver to the Trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the Notes of that series to recognize income, gain or loss for U.S. federal income tax purposes. If the Issuer elects legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. In the case of either discharge or defeasance with respect to the Notes of a series, the Subsidiary Guarantees, if any, will terminate.

Regarding the Trustee

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in such Indenture. The Trustee is The Bank of New York Mellon, 500 Ross Street, 12th Floor, Pittsburgh, PA 15262, Attn: Corporate Trust Administration.

The Indenture and provisions of the Trust Indenture Act contain limitations on the rights of the Trustee, should it become a creditor of the Issuer to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of a default or must resign.

The Trustee will perform only those duties that are specifically set forth in the Indenture, unless an Event of Default occurs and is continuing. In case an Event of Default occurs and is continuing, the Trustee will exercise the same degree of care and skill as a prudent individual would exercise in the conduct of his or her own affairs. The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders pursuant to the Indenture, unless such holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

Governing Law

The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Book-Entry; Delivery and Form

The exchange notes will be issued in the form of one or more registered notes in global form, without interest coupons (the “Global Notes”).

On the date of the closing of the issuance of the exchange notes (the “Closing Date”), each of the Global Notes will be deposited with the trustee, as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC, in each case for credit to an account of a Direct or Indirect Participant (each as defined below) in DTC (and collectively, the “Participants”). The notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. DTC will act as securities depository for all of the Global Notes.

Except as set forth below, the Global Notes may be transferred, in whole but not in part, solely to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in physical, certificated form (“Certificated Notes”) except in the limited circumstances described below under “—Certificated Notes.”

All interests in the Global Notes will be subject to the procedures and requirements of DTC and its Direct and Indirect Participants (including, if applicable, Euroclear and Clearstream) which may change from time to time.

Certain Book-Entry Procedures for the Global Notes

The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. These operations and procedures are solely within the control of the respective settlement system and are subject to change by them from time to time. We take no responsibility for these operations or procedures, and noteholders are urged to contact the systems or their participants directly to discuss these matters. We have been advised by DTC that it is (i) a limited-purpose trust company organized under the New York Banking Law, (ii) a “banking organization” within the meaning of the New York Banking Law, (iii) a member of the Federal Reserve System, (iv) a “clearing corporation” within the meaning of the New York Uniform Commercial Code and (v) a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”).

Purchases of notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each purchaser of notes represented by the Global Notes is in turn to be recorded on the Direct and Indirect Participants’ records. Holders of notes will not receive written confirmation from DTC of their purchase. Holders of notes are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the holder of notes entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct Participants and Indirect Participants acting on behalf of holders of notes. Holders of notes will not receive Certificated Notes representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued. “See “—Certificated Notes” below.

To facilitate subsequent transfers, all notes deposited by Direct Participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual holders of notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the holders of notes. The Direct Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, such laws may impair the ability to transfer interests in the notes represented by the Global notes to such persons. In addition, because DTC can act only on behalf of its Direct Participants, who in turn act on behalf of persons who hold interests through Direct Participants and Indirect Participants, the ability of a person having an interest in notes represented by the Global Notes to pledge or transfer such interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of the Global Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of any notes represented by the Global Notes for all purposes under the Indenture and under the notes represented thereby. Except as provided below, owners of beneficial interests in the Global Notes will not be entitled to have notes represented by such Global Notes registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder. Accordingly, each holder of notes must rely on the procedures of DTC and, if such holder of notes is not a Direct Participant or an Indirect Participant, on the procedures of the Participant through which such holder of notes owns its interest, to exercise any rights of a holder of notes under the Indenture or such Global Notes. We understand that under existing industry practice, in the event that we request any action of Noteholders, or a Noteholder desires to take any action that DTC, as the holder of the Global Notes, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither we, the trustee, nor any paying agent under the Indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of the beneficial interests in the Global Notes, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to holders of notes will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. will consent or vote with respect to notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts notes are credited on the record date (identified in a listing attached to the omnibus proxy).

We will make all payments on the Global Notes to Cede & Co., or such other nominee as may be designated by DTC, in immediately available funds. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee, on the applicable payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to holders of notes will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers in bearer form or registered in the names of nominees for such customers. Such payment will be the responsibility of such Participant and not of DTC, us or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. All payments to Cede & Co. (or such other nominee designated by DTC) are the responsibility of us or the trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the holders of notes will be the responsibility of Direct Participants and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor depository is not obtained, Certificated Notes are required to be printed and delivered. We may decide (subject to DTC’s procedures) to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, Certificated Notes will be printed and delivered to DTC. See “—Certificated Notes.”

With respect to Euroclear, we understand that:

•

Euroclear is operated by Euroclear Bank S.A./N.V., as operator of the Euroclear System (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”);

•

The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the initial purchasers of the notes offered by this offering memorandum;

•	Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly;

•

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”);

•

The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants; and

•

Distributions with respect to securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

With respect to Clearstream, we understand that:

•	As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section;

•

Clearstream participants include underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the initial purchasers of the notes offered by this offering memorandum;

•

Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant either directly or indirectly; and

•

Distributions with respect to the securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Secondary market trading between Euroclear participants and Clearstream participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures. Euroclear participants and Clearstream participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the securities settled during such processing, will be reported to the relevant Euroclear participants or Clearstream participants on that business day. Cash received in Euroclear or Clearstream as a result of sales of securities by or through a Euroclear participant or a Clearstream participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Although DTC, Euroclear and Clearstream have agreed to the preceding procedures in order to facilitate transfers of interests in the Global Notes among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or of its respective Direct Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

If (i) DTC notifies us that it is unwilling or unable to continue as a depositary for the Global Notes of a series (and a successor depositary is not appointed within 90 days of such notice or of our becoming aware of such cessation), (ii) DTC ceases to be registered as a clearing agency under the Exchange Act (and a successor depositary is not appointed within 90 days of such notice or of our becoming aware of such cessation), (iii) we, at our option, determine (subject to DTC’s procedures) that the notes of a series will no longer be represented by a Global Note or (iv) upon the occurrence of certain other events as provided in the Indenture, then, in each case, upon surrender by DTC of the Global Notes of such series, Certificated Notes of the same series will be issued to each person that DTC identifies as the beneficial owner of the notes of such series represented by the Global

Notes. Upon any such issuance, the trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

Neither we nor the trustee will be liable for any delay by DTC, any Direct Participant or any Indirect Participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued).

Certain Definitions

Set forth below is a summary of certain of the defined terms used herein or in the Indenture. Reference is made to the Indenture for the full definition of all terms.

“Applicable Properties” means (1) shares of Capital Stock or Indebtedness issued by any Subsidiary of the Issuer and owned by the Issuer or any such Subsidiary and (2) any real property or equipment located within the United States and owned by, or leased to, the Issuer or any Subsidiary of the Issuer (excluding current assets, motor vehicles and office equipment) that has a net book value (after deduction of accumulated depreciation) in excess of 1.0% of the Tangible Assets of the Fox Consolidated Group.

“Bankruptcy Law” means Title 11, U.S. Code and any similar federal, state or foreign law for the relief of debtors.

“Business Day” means a day other than a Saturday, Sunday or any other day on which banking institutions in New York City or the place of payment are authorized or required by law, regulation or executive order to close.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents (however designated) of capital stock and any rights (other than loan stock or debt securities convertible into capital stock), warrants or options to acquire such capital stock.

“Change of Control” means any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) other than the Issuer, any Subsidiary of the Issuer, or any employee benefit plan of either the Issuer or any Subsidiary of the Issuer, or the Murdoch Family, becomes the beneficial owner of 50% or more of the combined voting power of the Issuer’s then outstanding common stock entitled to vote generally for the election of directors.

“Change of Control Triggering Event” means a Change of Control and a Rating Decline.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the applicable series of Notes, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the applicable series of Notes, assuming such series of Notes matured on the applicable par call date.

“Comparable Treasury Price” means, with respect to any redemption date, the Reference Treasury Dealer Quotations for that redemption date.

“Content” means all print, audio, visual and other content and information available for publication, distribution, broadcast, transmission or any other form of delivery for exploitation on any form of media or medium of communication, whether now known or hereafter discovered or created.

“Content Special Purpose Vehicle” means any Special Purpose Vehicle established for the sole purpose of financing, producing, distributing, acquiring, marketing, licensing, syndicating, publishing, transmitting or other exploitation of Content.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Fox Consolidated Group” means the Issuer and its Subsidiaries, in each case, which are consolidated under GAAP.

“GAAP” means accounting principles as are generally accepted in the United States of America as of the date or time of any computation required under the Indenture.

“Indebtedness” of any Person means, at any date, and without duplication, any obligation for or in respect of: (i) money borrowed (whether or not for cash consideration and whether or not the recourse of the lender is to the whole of the assets of such Person or only a portion thereof) and premiums (if any) and capitalized interest (if any) in respect thereof and (ii) all obligations (if any) with respect to any debenture, bond (other than performance and similar bonds), note, loan or similar instrument (whether or not issued for cash consideration). Notwithstanding anything stated herein to the contrary, for purposes of the Indenture, any obligation owed solely between or among members of the Fox Consolidated Group shall not constitute “Indebtedness.”

“Investment Grade” means a rating of BBB- or higher by S&P Global Ratings (a division of S&P Global Inc.) and its successors (“S&P”) or a rating of Baa3 or higher by Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors (“Moody’s”) or the equivalent of such ratings.

“Issue Date” means January 25, 2019.

“Lien” means any lien, security interest, or other charge or encumbrance of any kind, including without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Murdoch Family” means K. Rupert Murdoch, his wife, parent or more remote forebear, children, or brothers or sisters or children of brothers or sisters, or grandchildren, grandnieces and grandnephews and other members of his immediate family or any trust or any other entity directly or indirectly controlled by, or for the benefit of, one or more of the members of the Murdoch Family described above (“controlled entities”). A trust shall be deemed controlled by the Murdoch Family if the majority of the trustees are members of the Murdoch Family or can be removed or replaced by any one or more members of the Murdoch Family or the controlled entities.

“Permitted Content Financing” means debt and equity financing arrangements with third parties for the financing, production, distribution, acquisition, marketing, licensing, syndication, publishing, transmission or other exploitation of Content by any Person in which any interest held by a member of the Fox Consolidated Group is held through a Content Special Purpose Vehicle and as to which neither the Company nor its Subsidiaries has incurred any Indebtedness other than through such Content Special Purpose Vehicle.

“Permitted Encumbrances” means any of the following: (i) any Lien which arises in favor of an unpaid seller in respect of goods, plant or equipment sold and delivered to any member of the Fox Consolidated Group in the ordinary course of its business until payment of the purchase price for such goods or plant or equipment or any other goods, plant or equipment previously sold and delivered by that seller (except to the extent that such Lien secures Indebtedness or arises otherwise than due to deferment of payment of purchase price); (ii) Liens arising by operation of law, including Liens for taxes, assessments and governmental charges or levies that are either (a) not yet overdue or (b) being contested in good faith and by appropriate proceedings and as to which appropriate reserves are being maintained; (iii) any Lien or pledge created or subsisting in the ordinary course of business over documents of title, insurance policies or sale contracts in relation to commercial goods to secure the purchase price thereof; (iv) any Lien with respect to a cash deposit which secures the payment or reimbursement obligation in favor of any financial institution or government in connection with any letter of credit, guarantee or bond, issued by or, as the case may be, granted to any financial institution, or government, in respect of any amount payable by any member of the Fox Consolidated Group pursuant to any agreement or arrangement entered into by any member of the Fox Consolidated Group; (v) any Lien with respect to a cash deposit which is deposited in an account with any financial institution or firm of lawyers or title company to be held in escrow in such account pursuant to any agreement or arrangement; (vi) Liens on property purchased after the date of the Indenture provided that (A) any such Lien (x) is created solely for the purpose of securing Indebtedness incurred to finance the cost (including the cost of construction) of the item of property subject thereto and such Lien is created prior to, at the time of, or within 270 days after the later of, the acquisition, the completion of construction or the commencement of the full operation of such property, or for the purpose of securing Indebtedness incurred to refinance any Indebtedness previously so secured or (y) existed on such property at the time of its acquisition (other than Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property), (B) the principal amount of Indebtedness secured by any Lien described in clause (A)(x) does not exceed 100% of such cost (plus related costs, fees and expenses), and (C) such Lien does not extend to or cover any other property other than such item or property and any improvements on such item or property; (vii) any Lien with respect to any asset (including, without limitation, securities, documents of title and source codes), to the extent arising from the delivery of such asset to any financial institution, firm of lawyers, title company or other entity which holds assets in escrow or custody, to be held in escrow pursuant to any agreement or arrangement granted in the ordinary course of business; (viii) statutory Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision has been made; (ix) easements, rights of way and other encumbrances on title to real property that do not materially adversely affect the use of such property for its present purposes; (x) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation; (xi) Liens existing on the date of the Indenture; (xii) Liens permitted to finance receivables (including pursuant to a receivables sales agreement) arising in the ordinary course of business; (xiii) Liens on assets of Content Special Purpose Vehicles securing Indebtedness incurred for the purpose of effecting Permitted Content Financings; (xiv) Liens created in favor of (x) a producer or supplier of Content or (y) any other Person in connection with the financing of the production, distribution, acquisition, marketing, licensing, syndication, publication, transmission and/or other exploitation of Content, in each case above on or with respect to distribution revenues and/or distribution rights which arise from or are attributable to such Content; (xv) Liens under construction, performance and similar bonding arrangements entered into in the ordinary course of business; (xvi) in the case of a Person becoming a member of the Fox Consolidated Group after the date of the Indenture, any Lien with respect to the assets of such Person at the time it became a member of the Fox Consolidated Group, provided that such Lien is not created in contemplation of, or in connection with, such Person becoming a member of the Fox Consolidated Group; (xvii) Liens created by members of the Fox Consolidated Group in favor of other members of the Fox Consolidated Group; (xviii) Liens not otherwise permitted herein which do not, in the aggregate, exceed 15% of the Tangible Assets of the Fox Consolidated Group; and (xix) any extension, renewal or replacements of any of the Liens referred to in clauses (i) through (xviii) above, provided that the renewal, extension or replacements is limited to all or part of the property securing the original Lien or any replacement of such property and further provided that in the case of sub-clauses (i) and (iii) of this definition, there is no default in the underlying obligation secured by such encumbrance or such obligation is being contested in good faith and by appropriate proceedings.

“Person” means any individual, partnership, corporation, joint venture, limited liability company, trust or other entity, or government or any agency or political subdivision thereof.

“Public Debt” means any Indebtedness of the Issuer (other than the Notes) that is registered pursuant to a registration statement filed with the SEC or any comparable national or state regulatory or governmental body in any jurisdiction of the United States or otherwise, plus any Indebtedness that any member of the Fox Consolidated Group has issued and provided registration rights to the holders of such privately placed securities in connection with such issuance other than the Notes.

“Quotation Agent” means the Reference Treasury Dealer selected by the Issuer.

“Rating Agencies” means (i) S&P and Moody’s or (ii) if S&P or Moody’s or both shall not make a rating of the Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Issuer, which shall be substituted for S&P or Moody’s or both, as the case may be, so that there shall be two nationally recognized securities rating agencies rating the Notes at the applicable time.

“Rating Category” means (i) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and – for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB– to B+, will constitute a decrease of one gradation).

“Rating Date” means the date which is 90 days prior to the earlier of, (i) a Change of Control or (ii) public notice of the occurrence of a Change of Control or of the intention by the Issuer to effect a Change of Control.

“Rating Decline” means the occurrence of the following on, or within 90 days after the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by the Issuer to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies), (a) in the event the Notes are rated by either Rating Agency on the Rating Date as Investment Grade, the rating of the Notes shall be reduced so that the Notes are rated below Investment Grade by both Rating Agencies, or (b) in the event the Notes are rated below Investment Grade by both Rating Agencies on the Rating Date, the rating of the Notes by both Rating Agencies shall be decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories). The Trustee shall not be responsible for monitoring whether a Rating Decline has occurred.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman Sachs & Co. LLC and their respective successors. If the Reference Treasury Dealer shall cease to be a primary U.S. Government securities dealer, the Issuer will substitute another nationally recognized investment banking firm that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount), quoted in writing to the Issuer by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the second Business Day preceding that redemption date.

“Remaining Scheduled Payments” means the remaining scheduled payments of principal and interest on the series of Notes that would be due after the related redemption date but for that redemption assuming such series of Notes matured on the applicable par call date. If that redemption date is not an interest payment date with respect to the series of Notes being redeemed, the amount of the next succeeding scheduled interest payment on such series of Notes being redeemed will be reduced by the amount of interest accrued on such series of Notes to such redemption date.

“Special Purpose Vehicle” means a Person that is, or was, established: (a) with a separate legal identity and limited liability; (b) as a member of the Fox Consolidated Group; and (c) for the sole purpose of a single transaction, or series of related transactions, and that has no assets and liabilities other than those directly acquired or incurred in connection with such transaction(s).

“Subsidiary” means, with respect to any Person, (i) a corporation a majority of whose issued and outstanding Capital Stock, voting shares or ordinary shares having ordinary voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof has at least a majority ownership interest and the power to direct the policies, management and affairs thereof. For purposes of this definition, any director’s qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

“Tangible Assets” of any Person means, as of any date, the amount of total assets of such Person and its subsidiaries on a consolidated basis at such date minus goodwill, trade names, patents, unamortized debt discount expense and other like intangibles, all determined in accordance with GAAP.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the second Business Day immediately preceding that redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of the exchange of outstanding notes for exchange notes in the exchange offer. This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Treasury Regulations”), and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. No ruling from the Internal Revenue Service (the “IRS”) has been or will be sought with respect to any aspect of the transactions described herein. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

The following relates only to outstanding notes that were acquired in the initial offering for an amount of cash equal to their issue price and that are held as “capital assets” within the meaning of Section 1221 of the Code (i.e., generally, property held for investment). This summary does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of holders that may be subject to special tax treatment (such as banks and other financial institutions, employee stock ownership plans, partnerships, or other pass-through entities for U.S. federal income tax purposes, certain former citizens or residents of the United States, controlled foreign corporations, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, tax-exempt organizations, dealers in securities and foreign currencies, brokers, persons required to accelerate the recognition of any item of gross income with respect to outstanding notes as a result of such income being recognized on an applicable financial statement or who hold the outstanding notes as a hedge or other integrated transaction or who hedge the interest rate on the outstanding notes, “U.S. holders” (as defined below) whose functional currency is not U.S. dollars, or persons subject to the alternative minimum tax). In addition, this summary does not include any description of the tax laws of any state, local, or non-U.S. jurisdiction that may be applicable to a particular holder and does not consider any aspects of U.S. federal tax law (including estate and gift tax consequences), other than income taxation.

U.S. Federal Income Tax Consequences of the Exchange Offer

The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. Holders of outstanding notes will not recognize any taxable gain or loss as a result of such exchange and will have the same adjusted issue price, tax basis, and holding period in the exchange notes as they had in the outstanding notes immediately before the exchange. The U.S. federal income tax consequences of holding and disposing of exchange notes are expected to be the same as those applicable to the outstanding notes.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders are urged to consult their own tax advisors with respect to the tax consequences to them of the exchange, including the tax consequences under state, local, estate, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

CERTAIN ERISA CONSIDERATIONS

Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 4975 of the Code prohibit employee benefit plans that are subject to Title I of ERISA, as well as individual retirement accounts and other plans or arrangements subject to Section 4975 of the Code or any entity deemed to hold “plan assets” of the foregoing (each of which we refer to as a “Plan”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code with respect to such Plans. If the Company or an acquiror of any of the exchange notes is or becomes a party in interest or disqualified person with respect to a Plan (either directly or by reason of its relationship to affiliates), the acquisition and holding of the exchange notes by or on behalf of the Plan may be a prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, unless exemptive relief were available under an applicable administrative or statutory exemption or there were some other basis on which the transaction was not prohibited. A violation of these “prohibited transaction” rules may result in an excise tax or other penalties and liabilities under ERISA and the Code for such persons or the fiduciaries of the Plan. In addition, Title I of ERISA requires fiduciaries of a Plan subject to ERISA to make investments that are prudent, diversified and in accordance with the governing plan documents.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) (collectively, “Non-ERISA Plans”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under any federal, state, local, non-U.S or other laws or regulations that are similar to such provisions of ERISA or the Code (“Similar Laws”).

Accordingly, by acceptance of an exchange note, each acquiror or transferee shall be deemed to have represented and warranted that either (i) no portion of the assets used by it to acquire and/or hold the exchange notes or any interest therein constitutes assets of any Plan or other plan subject to Similar Laws or (ii) the exchange of the outstanding notes for the exchange notes or the holding of the exchange notes or any interest therein by it will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Laws, and none of the Company, any acquiror of any of the exchange notes, nor any of their respective affiliates, has acted as the fiduciary of the acquiror or transferee in connection with the acquisition and/or holding of the exchange notes. Furthermore, each Plan or other plan should consider that none of the foregoing will act as a fiduciary and is not undertaking to provide investment advice, or to give advice in a fiduciary capacity, with respect to the decision to acquire or hold the exchange notes.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering acquiring the exchange notes (and holding the exchange notes) on behalf of or with “plan assets” of any Plan or Non-ERISA Plan consult with their counsel regarding the relevant provisions of ERISA and the Code and any other provision under any Similar Laws and the availability of exemptive relief applicable to the acquisition and holding of the exchange notes. The sale or transfer of any notes (or any interest therein) to any Plan or Non-ERISA Plan is in no respect a representation by any of the Company, any acquiror of any of the exchange notes or any of their affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Plans generally, or by any particular Plan or Non-ERISA Plan, or that such an investment is appropriate for Plans or Non-ERISA Plans.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer, other than the expenses of counsel for the holders of the outstanding notes, commissions or concessions of any brokers or dealers and any transfer taxes relating to the sale or disposition of the outstanding notes or the exchange notes, and we will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain matters with respect to the validity of the exchange notes will be passed upon for us by Gibson, Dunn & Crutcher LLP.

EXPERTS

The consolidated and combined financial statements of Fox Corporation appearing in Fox Corporation’s Annual Report (Form 10-K) for the fiscal year ended June 30, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated and combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.

PROSPECTUS

$6,800,000,000

FOX CORPORATION

Offer to Exchange

$750,000,000 3.666% Senior Notes due 2022

that have been registered under the Securities Act of 1933

for any and all outstanding 3.666% Senior Notes due 2022

(CUSIP Nos. 35137L AA3 / U3461L AA4),

$1,250,000,000 4.030% Senior Notes due 2024

that have been registered under the Securities Act of 1933

for any and all outstanding 4.030% Senior Notes due 2024

(CUSIP Nos. 35137L AB1 / U3461L AB2),

$2,000,000,000 4.709% Senior Notes due 2029

that have been registered under the Securities Act of 1933

for any and all outstanding 4.709% Senior Notes due 2029

(CUSIP Nos. 35137L AC9 / U3461L AC0),

$1,250,000,000 5.476% Senior Notes due 2039

that have been registered under the Securities Act of 1933

for any and all outstanding 5.476% Senior Notes due 2039

(CUSIP Nos. 35137L AD7 / U3461L AD8)

and

$1,550,000,000 5.576% Senior Notes due 2049

that have been registered under the Securities Act of 1933

for any and all outstanding 5.576% Senior Notes due 2049

(CUSIP Nos. 35137L AE5 / U3461L AE6)

March 2, 2020